UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2015

SONIC AUTOMOTIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-13395	56-2010790
(Commission File Number)	(IRS Employer Identification No.)

4401 Colwick Road Charlotte, North Carolina	28211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 566-2400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Restricted Stock Unit Award. Effective May 6, 2015, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Sonic Automotive, Inc. (the “Company”) approved a grant of 1,000,000 performance-based restricted stock units (the “RSUs”) under the Sonic Automotive, Inc. 2012 Stock Incentive Plan to Mr. Jeff Dyke, the Company’s Executive Vice President of Operations (the “Retention Grant”). The Compensation Committee approved the Retention Grant to provide Mr. Dyke with a significant long-term incentive intended to encourage him to continue his employment with the Company. The Retention Grant was made pursuant to the Performance-Based Restricted Stock Unit Agreement for Retention Grant (the “RSU Agreement”), dated May 6, 2015 (the “Grant Date”), between the Company and Mr. Dyke. The RSU Agreement includes restrictive covenants such as (i) a non-competition restriction for two years following termination of employment in the event that Mr. Dyke is terminated for “Cause” (as defined in the RSU Agreement) or he resigns his employment with the Company, and (ii) a non-solicitation restriction for two years following Mr. Dyke’s termination of employment for any reason.

The RSU Agreement provides that vesting of the RSUs is subject first to the Company achieving specified amounts of net income or revenue for fiscal 2016 (the “Performance Condition”). If the Performance Condition is not satisfied, then the RSUs will not vest and will be forfeited in their entirety. If the Performance Condition is satisfied, and except as otherwise provided in the RSU Agreement, the RSUs will vest over a fifteen-year period in three equal installments on the fifth, tenth and fifteenth anniversaries of the Grant Date. The RSUs are also subject to forfeiture to the extent unvested if Mr. Dyke’s employment with the Company is terminated (except as otherwise provided below) or he violates any restrictive covenants in the RSU Agreement or in any other agreement he has with the Company.

If the Performance Condition has been satisfied and prior to the fifteenth anniversary of the Grant Date (i) Mr. Dyke’s employment is terminated by the Company without “Cause” (as defined in the RSU Agreement and in a manner that constitutes a separation from service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) or (ii) Mr. Dyke’s employment is terminated due to his death or “Disability” (as defined in the RSU Agreement), a pro rata portion of the RSUs will vest, determined in accordance with the terms of the RSU Agreement, on the later of (A) the date of such termination of employment and (B) the date that the Compensation Committee certifies that the Performance Condition has been satisfied.

Subject to the Performance Condition having been satisfied, in the event of a “Change in Control” (as defined in the RSU Agreement), any unvested RSUs will vest on the later of (i) the date of such Change in Control or (ii) the date that the Compensation Committee certifies that the Performance Condition has been satisfied; provided, that to the extent the RSUs provide for a deferral of compensation under Section 409A of the Code, the foregoing will apply only if such Change in Control also constitutes a “change in control event” under Section 409A of the Code.

Upon vesting, the RSUs will convert to, and be settled in the form of, an equivalent number of shares of the Company’s Class A Common Stock. The RSUs are not eligible for dividend equivalents or voting rights.

The foregoing description of the RSU Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Change in Control Agreements. Also effective May 6, 2015, the Compensation Committee approved, and the Company entered into, a Change in Control Agreement (each, a “CIC Agreement”) with each of the current officers of the Company who is a participant in the Sonic Automotive, Inc. Supplemental Executive Retirement Plan, including but not limited to Mr. Jeff Dyke and Mr. Heath R. Byrd, the Company’s Executive Vice President and Chief Financial Officer (each, an “Executive”). Under the CIC Agreement, if any of the payments or benefits provided or to be provided by the Company or its affiliates to an Executive or for an Executive’s benefit in connection with a change in control of the Company constitute parachute payments within the meaning of Section 280G of the Code that will be subject to the excise tax imposed under Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax together with any such interest or penalties referred to collectively as the “Excise Tax”), then the Company will pay to such Executive an additional “gross-up” amount equal to such Excise Tax plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local income, employment and excise taxes) in which the Executive would have been if the Executive had not incurred any tax liability under Section 4999 of the Code.

The foregoing description of the CIC Agreement does not purport to be complete and is qualified in its entirety by reference to the Form of Change in Control Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Performance-Based Restricted Stock Unit Agreement for Retention Grant, dated May 6, 2015, between Sonic Automotive, Inc. and Jeff Dyke.

10.2	Form of Change in Control Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONIC AUTOMOTIVE, INC.

Date: May 8, 2015	By:	/s/ Stephen K. Coss
Stephen K. Coss
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Performance-Based Restricted Stock Unit Agreement for Retention Grant, dated May 6, 2015, between Sonic Automotive, Inc. and Jeff Dyke.

10.2	Form of Change in Control Agreement.